8.27.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Easy Organic Cookery, Inc. on Form S-1 of our audit report, dated August 13, 2010 relating to the accompanying balance sheet as of July 31, 2010 and the related statements of operations, stockholders’ deficit, and cash flows from inception (July 6. 2010) through July 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

8.27.2010

2580 Anthem Village Drive, Henderson, NV 89052

Telephone (702) 588-5961  ●  Facsimile (702) 588-5979